Exhibit 99.1

News

Contacts:
Investors
Peggy Reilly Tharp, Brown Shoe
(314) 854-4134, ptharp@brownshoe.com
Media
Erin Conroy, Brown Shoe
(718) 913-0960, econroy@brownshoe.com

Brown Shoe Reports Second Quarter 2011 Results
Net sales of $628.1 million increased 7.2% year-over-year
GAAP net loss per diluted share of ($0.11)
Adjusted net loss per diluted share of ($0.06)
Declared 355th consecutive quarterly dividend of $0.07

ST. LOUIS, August 25, 2011 – Brown Shoe Company, Inc. (NYSE: BWS, brownshoe.com) today reported its second quarter 2011 financial results, with net sales of $628.1 million, an increase of 7.2% compared to second quarter 2010 net sales of $585.8 million.

The company reported a net loss of ($4.6) million, or ($0.11) per diluted share, compared to net earnings of $5.3 million, or $0.12 per diluted share, in the second quarter of 2010.  On an adjusted* basis, the net loss was ($2.7) million, or ($0.06) per diluted share, compared to net earnings of $6.5 million, or $0.15 per diluted share in the second quarter of 2010.  Gross profit margin in the second quarter of 2011 was 37.7% versus 40.7% in the second quarter of 2010.

“In the second quarter, not only were we up against record Famous Footwear comps, we also saw the overall toning category negatively impact sales at both Retail and Wholesale Operations,” said Diane Sullivan, president and chief executive officer of Brown Shoe.  “Although we experienced year-over-year growth in net sales in the second quarter, we also saw a more rapid than expected decline in toning.  During the quarter, we continued to review our investment in this category and reduced the carrying value of our entire toning inventory, which resulted in a write-down of $0.06 per diluted share.”

“In addition, while we are making progress in our SAP stabilization, it has cost us more in terms of dollars and effort than we had anticipated,” continued Sullivan.  “In the second quarter, results were negatively impacted by $0.07 per diluted share due to increases in allowances and chargebacks, margin related to lost sales, and incremental stabilization costs.”

“Importantly, as part of the strategic review of our portfolio, today we announced an agreement to sell AND 1 for $55 million in cash, which will be used to pay down debt.  We will continue completing this comprehensive review of our brands, in conjunction with evaluating our SG&A spend and reducing our costs during the second half,” concluded Sullivan.

US$ in millions, except per share data (unaudited)	13 Weeks Ended			26 Weeks Ended			52 Weeks Ended
	7/30/2011	7/31/2010	Change	7/30/2011	7/31/2010	Change	7/30/2011	7/31/2010	Change
Famous Footwear	344.9	347.3	(0.7%)	687.7	709.5	(3.1%)	1,464.7	1,441.4	1.6%
Wholesale Operations	222.7	178.6	24.6%	444.8	353.4	25.9%	845.8	674.3	25.4%
Specialty Retail	60.5	59.8	1.2%	120.3	120.6	(0.3%)	262.9	259.4	1.3%
Consolidated net sales	$628.1	$585.8	7.2%	$1,252.7	$1,183.5	5.9%	$2,573.4	$2,375.1	8.3%
Gross profit	236.5	238.5	(0.8%)	486.3	486.0	0.1%	1,003.9	977.4	2.7%
Margin	37.7%	40.7%	-300 bps	38.8%	41.1%	-230 bps	39.0%	41.2%	-220 bps
SG&A expenses	235.6	224.5	5.0%	471.2	448.9	4.9%	945.2	889.4	6.3%
% of net sales	37.6%	38.3%	-70 bps	37.6%	38.0%	-40 bps	36.7%	37.4%	-70 bps
Net restructuring, other special charges	0.7	1.9	(63.6%)	2.4	3.6	(32.6%)	6.7	10.9	(38.3%)
Operating earnings	0.2	12.1	(98.7%)	12.7	33.5	(61.9%)	52.0	77.1	(32.6%)
% of net sales	0.0%	2.1%	-210 bps	1.0%	2.8%	-180 bps	2.0%	3.2%	-120 bps
Net interest expense	7.5	4.7	56.6%	14.0	9.3	52.0%	24.3	19.2	26.3%
Loss (earnings) before income taxes	(7.3)	7.4	(199.0%)	(1.3)	24.2	(105.5%)	27.7	57.9	(52.2%)
Tax rate	34.7%	35.0%	-30 bps	14.8%	36.7%	n/m	25.6%	36.0%	n/m
Net (loss) earnings	($4.6)	$5.3	(187.6%)	($0.9)	$15.3	(106.0%)	$21.0	$36.7	(42.7%)
Per share	($0.11)	$0.12	(191.7%)	($0.02)	$0.35	(105.7%)	$0.47	$0.84	(44.0%)
Adjusted per share	($0.06)	$0.15	(140.0%)	$0.09	$0.41	(78.0%)	$0.65	$1.00	(35.0%)

Highlights

The 7.2% improvement in second quarter net sales was due to the company’s February 17 acquisition of American Sporting Goods (ASG), which accounted for 7.4% of consolidated second quarter net sales.  ASG was also the primary contributor to the 24.6% improvement in Wholesale Operations net sales over the second quarter of 2010.

Famous Footwear reported a year-over-year decline in second quarter net sales of (0.7%).  The decrease was primarily due to the significant deterioration in year-over-year toning sales, which was only partially offset by stronger running and sandal sales.  Excluding toning, Famous Footwear net sales improved 3.2% over the second quarter of 2010.

In the second quarter, same store sales at Famous Footwear increased 0.2%.  Excluding toning, the increase over the second quarter of 2010 was 3.9%.  During the quarter, the company closed eight underperforming stores and added 12 new stores.  When compared to the second quarter of 2010, the total number of stores declined to 1,116 from 1,128.

Consolidated gross profit decreased (0.8%) in the second quarter, while gross profit margin declined 300 basis points.  The reduction in gross margin, when compared to the second quarter of 2010, was primarily due to the lower value of toning product at Famous Footwear, however, it was also negatively impacted by a shift in mix.  For the second quarter, Retail and Wholesale Operations net sales were 65% and 35%, respectively, compared to 70% and 30% in the second quarter of 2010.  Gross profit margins in the company’s Retail businesses are traditionally higher than in Wholesale Operations.

The second quarter 2011 GAAP loss per diluted share of ($0.11) included ($0.05) of costs for the ASG integration and related inventory purchase accounting adjustments and the early retirement of the company’s 2012 senior notes.  Excluding these items, the adjusted loss was ($0.06) per diluted share.  For the second quarter of 2010, GAAP earnings per diluted share of $0.12 included ($0.03) of costs related to the company’s information technology initiatives.  Excluding these costs, adjusted earnings were $0.15 per diluted share.

Inventory at the end of the second quarter was $627.9 million, up 8.6% compared to $578.1 million in the second quarter of 2010, with the majority of the year-over-year increase due to the acquisition of ASG.  Famous Footwear inventory was down 3.2%, while Wholesale Operations inventory was up 56.6%.  ASG accounted for 78.5% of the inventory increase at Wholesale.

During the quarter, the company completed the issuance of its $200 million 7.125% senior notes due 2019 and the tender for its $150 million 8.75% senior notes due 2012.  At quarter-end, Brown Shoe had $270.7 million in availability under its revolving credit facility and $62.6 million in cash and cash equivalents.

The company utilized its existing authorization to repurchase 2.2 million shares for $22.4 million, or $10.20 per share, during the second quarter.  Early in the third quarter, the company completed its prior repurchase program.  Additionally, the board of directors authorized a new stock repurchase program** of up to 2.5 million shares, displaying the confidence the company has in its business and long-term prospects, as well as honoring its commitment to return value to shareholders.  The board also declared a quarterly dividend of $0.07 per share, payable Oct. 3, 2011, to shareholders of record on Sept. 16, 2011.  This dividend will be the 355th consecutive quarterly dividend paid by the company.

Full Year 2011 Guidance

“We’ve taken a hard look at our potential earnings for both the back half and full year of 2011, and as a result, we now expect 2011 adjusted EPS of between $0.85 and $0.97,” said Mark Hood, chief financial officer of Brown Shoe.  “Our guidance reflects our continued concern about any potential impact from the overall global economic uncertainty, consumer acceptance of pending price increases, and expected cost pressures.”

	2H’11	FY’11
Consolidated net sales	$1.42 to $1.45 billion	$2.68 to $2.71 billion
Famous Footwear same-store sales	Up low single-digits	Flat
Wholesale Operations net sales	Flat, excluding ASG	Flat, excluding ASG
Gross profit margin	Up 30 to 60 basis points	Down 60 to 90 basis points
Net interest expense	$12 to $13 million	$25 to $26 million
Effective tax rate	32.5 to 33.0%	32.5 to 33.0%
Earnings per diluted share	$1.03 to $1.15	$1.01 to $1.13
Adjusted earnings per diluted share	$0.76 to $0.88	$0.85 to $0.97
Depreciation and amortization	$30 to $32 million	$59 to $61 million
Capital expenditures	$30 to $32 million	$52 to $54 million

Investor Conference Call
Brown Shoe will webcast an investor conference call at 9:00 a.m. ET today, Aug. 25, 2011.  The webcast will be available at brownshoe.com/investor.  A live conference call will be available at (877) 217-9089 for analysts in North America or (706) 679-1723 for international analysts by using the conference ID 91563708.  A replay will be available on the website for a limited period.  Investors may also access the replay by dialing (855) 859-2056 in North America or (404) 537-3406 internationally and using the conference ID 91563708 through Sept. 8, 2011.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings and earnings per diluted share adjusted to exclude certain charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

** A portion of the repurchased shares may be used for the company's employee benefit plans, and the balance will be available for other general corporate purposes. The stock repurchase authorization does not have an expiration date and the pace of repurchase activity will depend on factors such as levels of cash generation from operations, cash requirements for investments, repayment of debt, current stock price, and other factors.  Brown Shoe may repurchase shares from time to time on the open market or in private transactions, including structured transactions. The stock repurchase program may be modified or discontinued at any time.

Definitions

All references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net earnings (loss) attributable to Brown Shoe Company, Inc. and diluted earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders, are presented as net earnings (loss) and earnings (loss) per diluted share, respectively.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These risks include (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) potential disruption to Brown Shoe’s business and operations as it integrates ASG into its business; (iii) potential disruption to Brown Shoe’s business and operations as it implements its information technology initiatives; (iv) Brown Shoe’s ability to utilize its new information technology system to successfully execute its strategies, including integrating ASG’s business; (v) intense competition within the footwear industry; (vi) rapidly changing fashion trends and purchasing patterns; (vii) customer concentration and increased consolidation in the retail industry; (viii) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China, where ASG has manufacturing facilities and both ASG and Brown Shoe rely heavily on third-party manufacturing facilities for a significant amount of their inventory; (ix) the ability to recruit and retain senior management and other key associates; (x) the ability to attract and retain licensors and protect intellectual property rights; (xi) the ability to secure/exit leases on favorable terms; (xii) the ability to maintain relationships with current suppliers; (xiii) compliance with applicable laws and standards with respect to lead content in paint and other product safety issues; (xiv) the ability to source product at a pace consistent with increased demand for footwear; (xv) the impact of rising prices in a potentially inflationary global environment; and (xvi) the ability of Galaxy International to obtain financing and to close on the purchase of AND 1. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the Company’s Annual Report on Form 10-K for the year ended January 29, 2011, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

# # #

About Brown Shoe Company, Inc.

Brown Shoe is a $2.7 billion global footwear company. Brown Shoe's Retail division operates Famous Footwear(TM), a leading family branded footwear destination with over 1,100 stores nationwide and e-commerce site FamousFootwear.com, approximately 250 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer® brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe designs and markets leading fashion and athletic footwear brands including Naturalizer, Dr. Scholl's®, LifeStride®, Sam Edelman®, Franco Sarto(TM), Via Spiga®, Etienne Aigner(TM), Vera Wang Lavender(TM), Avia®, ryka® and Buster Brown(TM). Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended		52 Weeks Ended
(Thousands, except per share data)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Net sales	$628,128	$585,756	$1,252,748	$1,183,474	$2,573,365	$2,375,081
Cost of goods sold	391,583	347,286	766,403	697,444	1,569,496	1,397,716

Gross profit	236,545	238,470	486,345	486,030	1,003,869	977,365

Selling and administrative expenses	235,696	224,448	471,164	448,963	945,177	889,319
Restructuring and other special charges, net	689	1,891	2,433	3,608	6,739	10,919

Operating earnings	160	12,131	12,748	33,459	51,953	77,127

Interest expense	(6,520)	(4,810)	(13,218)	(9,322)	(23,543)	(19,354)
Loss on early extinguishment of debt	(1,003)	-	(1,003)	-	(1,003)	-
Interest income	65	49	150	67	286	153

(Loss) earnings before income taxes	(7,298)	7,370	(1,323)	24,204	27,693	57,926

Income tax benefit (provision)	2,530	(2,582)	196	(8,881)	(7,083)	(20,873)

Net (loss) earnings	$(4,768)	$4,788	$(1,127)	$15,323	$20,610	$37,053

Less: net (loss) earnings attributable to noncontrolling interests	(159)	(473)	(206)	16	(395)	398

Net (loss) earnings attributable to Brown Shoe Company, Inc.	$(4,609)	$5,261	$(921)	$15,307	$21,005	$36,655

Basic (loss) earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$(0.11)	$0.12	$(0.02)	$0.35	$0.48	$0.85

Diluted (loss) earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$(0.11)	$0.12	$(0.02)	$0.35	$0.47	$0.84

Basic number of shares	41,852	42,147	42,164	41,951	42,262	41,773
Diluted number of shares	41,852	42,463	42,164	42,267	42,683	41,994

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	July 30, 2011	July 31, 2010	January 29, 2011
ASSETS

Cash and cash equivalents	$62,553	$30,724	$126,548
Receivables	158,595	106,149	113,937
Inventories	627,929	578,085	524,250
Prepaid expenses and other current assets	49,360	33,206	43,546
Total current assets	898,437	748,164	808,281

Other assets	139,109	118,884	133,538
Goodwill and intangible assets, net	174,299	73,876	70,592
Property and equipment, net	139,078	136,207	135,632
Total assets	$1,350,923	$1,077,131	$1,148,043

LIABILITIES AND EQUITY

Borrowings under revolving credit agreement	$250,000	$35,500	$198,000
Trade accounts payable	295,826	294,845	167,190
Other accrued expenses	139,698	139,675	146,715
Total current liabilities	685,524	470,020	511,905

Long-term debt	198,540	150,000	150,000
Deferred rent	33,445	38,011	34,678
Other liabilities	42,692	27,555	35,551
Total other liabilities	274,677	215,566	220,229

Total Brown Shoe Company, Inc. shareholders’ equity	390,077	391,071	415,080
Noncontrolling interests	645	474	829
Total equity	390,722	391,545	415,909
Total liabilities and equity	$1,350,923	$1,077,131	$1,148,043

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	26 Weeks Ended
(Thousands)	July 30, 2011	July 31, 2010
OPERATING ACTIVITIES:
Net (loss) earnings	$(1,127)	$15,323
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	18,565	16,028
Amortization of capitalized software	6,657	5,010
Amortization of intangibles	4,206	3,350
Amortization of debt issuance costs	1,163	1,098
Debt extinguishment	1,003	-
Share-based compensation expense	3,007	2,781
Tax deficiency related to share-based plans	453	142
Loss on disposal of facilities and equipment	454	617
Impairment charges for facilities and equipment	746	1,684
Deferred rent	(1,233)	(858)
Provision for doubtful accounts	422	80
Foreign currency transaction losses (gains)	17	(11)
Changes in operating assets and liabilities, net of acquired businesses:
Receivables	(23,921)	(21,923)
Inventories	(56,405)	(121,298)
Prepaid expenses and other current and noncurrent assets	9,247	8,923
Trade accounts payable	115,236	117,041
Accrued expenses and other liabilities	(33,999)	(714)
Other, net	(1,028)	(284)
Net cash provided by operating activities	43,463	26,989

INVESTING ACTIVITIES:
Purchases of property and equipment	(14,683)	(12,844)
Capitalized software	(7,098)	(11,871)
Acquisition cost (American Sporting Goods Corporation)	(156,636)	-
Cash recognized on initial consolidation	3,121	-
Net cash used for investing activities	(175,296)	(24,715)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	965,500	435,500
Repayments under revolving credit agreement	(913,500)	(494,500)
Proceeds from issuance of 2019 Senior Notes	198,540	-
Redemption of 2012 Senior Notes	(150,000)	-
Dividends paid	(6,197)	(6,114)
Debt issuance costs	(5,456)	-
Payment of tender premium	(372)	-
Acquisition of treasury stock	(22,408)	-
Proceeds from stock options exercised	693	561
Tax deficiency related to share-based plans	(453)	(142)
Acquisition of noncontrolling interests (Edelman Shoe, Inc.)	-	(32,692)
Net cash provided by (used for) financing activities	66,347	(97,387)
Effect of exchange rate changes on cash and cash equivalents	1,491	4
Decrease in cash and cash equivalents	(63,995)	(95,109)
Cash and cash equivalents at beginning of period	126,548	125,833

Cash and cash equivalents at end of period	$62,553	$30,724

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Operating Earnings, Net Earnings and Diluted Earnings Per Share (GAAP Basis) to Adjusted Operating Earnings, Net Earnings and Diluted Earnings Per Share (Non-GAAP Basis)

	13 Weeks Ended July 30, 2011			13 Weeks Ended July 31, 2010
(Thousands, except per share data)	Operating Earnings	Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	Diluted (Loss) Earnings Per Share	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share

GAAP earnings (loss)	$160	$(4,609)	$(0.11)	$12,131	$5,261	$0.12

Charges/Other Items:
ASG cost of goods sold adjustment(1)	1,479	873	0.02	-	-	-

Loss on early extinguishment of debt	1,003	638	0.02	-	-	-

Acquisition-related costs	689	438	0.01	-	-	-

IT initiatives	-	-	-	1,891	1,263	0.03

Total charges/other items	3,171	1,949	0.05	1,891	1,263	0.03

Adjusted earnings (loss)	$3,331	$(2,660)	$(0.06)	$14,022	$6,524	$0.15

	26 Weeks Ended July 30, 2011			26 Weeks Ended July 31, 2010
(Thousands, except per share data)	Operating Earnings	Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	Diluted (Loss) Earnings Per Share	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share

GAAP earnings (loss)	$12,748	$(921)	$(0.02)	$33,459	$15,307	$0.35

Charges/Other Items:
ASG cost of goods sold adjustment(1)	4,189	2,477	0.05	-	-	-

Acquisition-related costs(2)	2,433	2,105	0.04	-	-	-

Loss on early extinguishment of debt	1,003	638	0.02	-	-	-

IT initiatives	-	-	-	3,608	2,447	0.06

Total charges/other items	7,625	5,220	0.11	3,608	2,447	0.06

Adjusted earnings	$20,373	$4,299	$0.09	$37,067	$17,754	$0.41

	52 Weeks Ended July 30, 2011			52 Weeks Ended July 31, 2010
(Thousands, except per share data)	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share

GAAP earnings	$51,953	$21,005	$0.47	$77,127	$36,655	$0.84

Charges/Other Items:
ASG cost of goods sold adjustment(1)	4,189	2,477	0.06	-	-	-

Acquisition-related costs(2)	3,552	2,829	0.06	-	-	-

IT initiatives	3,187	2,088	0.05	8,159	5,256	0.12

Loss on early extinguishment of debt	1,003	638	0.01	-	-	-

Organizational changes	-	-	-	4,624	2,825	0.07

Headquarters consolidation	-	-	-	(1,864)	(1,139)	(0.03)

Total charges/other items	11,931	8,032	0.18	10,919	6,942	0.16

Adjusted earnings	$63,884	$29,037	$0.65	$88,046	$43,597	$1.00

(1) In accordance with GAAP, purchase accounting rules require the company to record inventory at fair value (i.e., expected selling price less costs to sell) on the acquisition date. This results in lower than typical gross margins when the acquired inventory is sold. This adjustment reflects the elimination of the unfavorable impact of lower gross margins for ASG product sold in the first and second quarters of 2011.

(2) A significant portion of the acquisition related expenses incurred in the first quarter of 2011 are not tax-deductible and therefore do not have a tax benefit allocated to those costs. In addition, certain acquisition costs recognized by the company in the fourth quarter of 2010 have, upon consummation of the ASG acquisition in the first quarter of 2011, become non-deductible. Therefore, the acquisition related costs line also reflects a $0.2 million increase in tax expense related to certain acquisition costs incurred during 2010.

SCHEDULE 5

BROWN SHOE COMPANY, INC.
OPERATING RESULTS BY MAJOR SEGMENT

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	July 30,	July 31,	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010	2011	2010

Net Sales	$344.9	$347.3	$222.7	$178.6	$60.5	$59.8

Gross Profit	$149.0	$159.6	$63.4	$54.1	$24.2	$24.8

Gross Profit Rate	43.2%	46.0%	28.5%	30.3%	40.0%	41.4%

Operating Earnings (Loss)	$7.5	$15.8	$4.1	$9.0	$(3.0)	$(2.7)

Operating Earnings (Loss) %	2.2%	4.5%	1.8%	5.1%	-5.0%	-4.6%

Same-store Sales %	0.2%	11.8%	-	-	5.2%	6.8%

Number of Stores	1,116	1,128	-	-	245	264

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	26 Weeks Ended		26 Weeks Ended		26 Weeks Ended
	July 30,	July 31,	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010	2011	2010

Net Sales	$687.7	$709.5	$444.8	$353.4	$120.3	$120.6

Gross Profit	$305.6	$323.8	$131.1	$110.7	$49.6	$51.5

Gross Profit Rate	44.4%	45.6%	29.5%	31.3%	41.2%	42.7%

Operating Earnings (Loss)	$26.3	$43.9	$10.6	$17.7	$(6.8)	$(5.7)

Operating Earnings (Loss) %	3.8%	6.2%	2.4%	5.0%	-5.6%	-4.7%

Same-store Sales %	-1.9%	13.6%	-	-	2.1%	11.3%

	Famous Footwear		Wholesale Operations		Specialty Retail
	52 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	July 30,	July 31,	July 30,	July 31,	July 30,	July 31,
($ millions)	2011	2010	2011	2010	2011	2010

Net Sales	$1,464.7	$1,441.4	$845.8	$674.3	$262.9	$259.4

Gross Profit	$650.9	$645.9	$242.5	$220.8	$110.6	$110.7

Gross Profit Rate	44.4%	44.8%	28.7%	32.7%	42.1%	42.7%

Operating Earnings (Loss)	$72.8	$86.4	$25.1	$45.0	$(7.1)	$(9.4)

Operating Earnings (Loss) %	5.0%	6.0%	3.0%	6.7%	-2.7%	-3.6%

Same-store Sales %	3.1%	10.0%	-	-	2.4%	8.5%